Exhibit 99.1

SB Financial Group, Inc. NasdaqCM:SBFG

FQ3 2025 Earnings Call Transcripts

Friday, October 31, 2025 3:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ3 2025-			-FQ4 2025-	-FY 2025-	-FY 2026-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS Normalized	0.62	0.68	9.68	0.59	2.23	NA
Revenue (mm)	12.30	12.33	0.24	12.30	48.00	NA

Currency: USD
Consensus as of Aug-01-2025 1:23 PM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Positive EPS Normalized surprise
Negative EPS Normalized surprise
Neutral EPS Normalized surprise
Volume
26
24
22
20
18
16
1.00mm
0.80mm
0.60mm
0.40mm
0.20mm
0.00mm
Nov 2024
Jan 2025
Mar 2025
May 2025
Jul 2025
Sep 2025
1
2
3
4

- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ4 2024	0.41	0.52	▲1 26.83 %
FQ1 2025	0.40	0.42	▲2 5.00 %
FQ2 2025	0.54	0.58	▲3 7.41 %
FQ3 2025	0.62	0.68	▲4 9.68 %

COPYRIGHT © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	1

Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	8

COPYRIGHT © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	2

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC,
Research Division

ATTENDEES

Sarah S. Mekus

The State Bank and Trust Company

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	3

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Presentation

Operator

Good morning, everyone, and welcome to the SB Financial Third Quarter 2025 Conference Call and Webcast. I would like to inform you that this conference call is being recorded. [Operator Instructions]

I would now like to turn the conference call over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah S. Mekus

The State Bank and Trust Company

Thank you, and good morning, everyone. I'd like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today's presentation may contain forward-looking information. Cautionary statements about this information, as well as reconciliations of non-GAAP financial measures, are included in today's earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to review -- to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Chairman, President & CEO

Thank you, Sarah, and good morning, everyone. And welcome to our third quarter 2025 conference call and webcast. The third quarter reflected steady execution across our business lines and continued stability in our core markets and concentrated growth and expansion wins. I'm pleased to report that the integration of the Marblehead clients was successfully completed this past weekend. We welcome and value them, as they are a key ingredient in our strategy to further leverage our community bank brand.

We're also preparing to descend upon a new adjacent market just to our west into Napoleon, Ohio in Henry County. We are clearly excited about the potential of this market and especially the $800 million in deposits in the market we intend to aggressively pursue as a result of our new presence.

Throughout the quarter, we maintained our focus on disciplined lending, core deposit growth, and careful expense management. While the operating environment remains competitive, we believe our balance sheet, lines of business, credit quality and a growth mindset position us well for the final quarter of the year. Some highlights for the quarter include net income of $4 million with diluted earnings per share of $0.64, up $0.29 or approximately 83% compared to the prior year quarter. When considering the servicing rights impairment, adjusted EPS was $0.68 for the quarter. This was our 59th consecutive quarter of profitability.

Tangible book value per share ended the quarter at $17.21, up from $16.49 last year, or a 4.4% increase. Excluding the acquisition payment for Marblehead, tangible book value per share is up 8.9%. Net interest income totaled $12.3 million, an increase of over 21% from the $10.2 million in the third quarter of 2024. From the linked quarter, net interest income accelerated at a 30% annualized pace. Loan growth over the prior year quarter was approximately $80.6 million, or 7.8%, and now marks the sixth consecutive quarter of sequential loan growth. Deposits grew by nearly $103 million, or 9% inclusive of the $51 million in deposits related to Marblehead.

The deposit base and relationships from Marblehead have remained largely intact since the financial merger in January. When we exclude the Marblehead deposits, overall deposit growth was still healthy at 4.5%. Assets under our care continued to grow and now exceed $3.5 billion, consisting of bank assets of $1.5 billion, residential servicing portfolio of $1.5 billion and now, wealth assets of over $563 million. Once again, this diverse book of assets provide stability across market cycles and continues to position us well for performance enhancements heading into 2026 and beyond.

Mortgage originations for the quarter were $67.6 million, down from both the prior year and linked quarters. However, our pipeline has strengthened a bit, with the per-year rate at or below the 6% level for most of this past month. We are well positioned to recapture market growth with our 23 lenders positioned all across the Midwest in Cincinnati, Indianapolis, Columbus and Northwest Ohio as rates decline.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	4

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Operating expenses decreased approximately 3% from the linked quarter and up slightly compared to the prior year. Year-to-date expense growth, excluding the onetime merger cost, was 9.5%, well below the 18.5% year-to-date revenue growth. This acceleration of revenue over line item expenses represents an operating leverage of now 3.5x this quarter and 1.8x for the year through 3 quarters.

Asset quality continues to be one of our competitive advantages. Charge-offs returned to more historic levels, and we successfully eliminated nearly $1.3 million in nonperforming loans from the linked quarter by way of payoffs and upgrades. In clear sight, we continue the relentless pursuit of our 5 key initiatives. And I'll remind you: Growth and diversity of revenue; organic growth for greater scale to improve efficiency; deepening client relationships for a greater scope and more services per household; excellence in operational activity; and, of course, top-tier asset quality.

A little closer look at revenue diversity and growth. Mortgage originations remained fairly consistent during the third quarter and continued to show solid improvement from earlier in the year. Total production was approximately $68 million, as I mentioned, just slightly below the level recorded in the same quarter last year. While we have been disappointed overall in the residential market this year, Our ability to generate residential real estate loans across our footprint still improved by 9% over year-to-date 2024. As a result, we have improved our residential loan sale gains now by 13% over the prior year-to-date. That said, we are absent from any meaningful refinance volume thus far in 2025.

This quarter continued our trend of purchase and construction loans. Year-to-date, we have completed over 80% of our volume in purchase and approximately 7% from construction. Throughout 9 months, we have done just $7 million in refinancing our own book. As a result, our servicing rights have increased by nearly $1 million or 7% and are providing an additional $175,000 in annual revenue for 2025.

Noninterest income was up 2.9% from the prior year quarter at $4.2 million and down 15.9% from the linked quarter. The increase from the third quarter of 2024 was driven by increased mortgage servicing rights as well as increased title service fees and other fee-based business line revenue. From the linked quarter, we saw a reduction due to the $460,000 servicing rights impairment that accounted for approximately 60% of the decline.

Peak Title has continued to be a bright spot in our fee income suite thus far in 2025. Their revenue contribution is up nearly $400,000 or 32% on a year-to-date basis. These results are especially meaningful given that our mortgage value is up just 9% year-to-date. Peak has expanded their customer base well beyond State Bank, and our commercial lenders have consistently increased their referrals. In fact, year-to-date, our internal referrals have provided our title company with 28% of their total revenue.

Our wealth group is transitioning to a new strategic partnership with [ Advisory Alpha ] that we mentioned in prior quarters. This will enable us to bring an expanded suite of marketing materials to the table, and most importantly, a number of CFP professionals that will be an added benefit to our current and future clients while strengthening our high-touch brand. Over the coming quarters, we intend to expand on the impact this strategic partnership will have on our client base.

On the scale front, during the third quarter, we continued to make solid progress integrating the Marblehead team into our organization. Their staff has blended well with our State Bank team, and we've been very encouraged by their continued success in retaining long-standing client relationships and maintaining strong community ties. We also recently completed the integration of Marblehead's customers into our core system on October 24, marking the final step in aligning operations and technology across our combined organization.

This acquisition, while small, has enabled us to enter a new market and add nearly 2,500 deposit accounts with a weighted average cost of approximately 1.2%. As I mentioned earlier, deposit growth, both with and without Marblehead, has been a strong contributor to our earnings in 2025. We have been able to keep most of our excess deposit liquidity, which has averaged approximately $75 million, invested overnight, expanding margin revenue. As rates are expected to further decline in the coming quarter, we will be utilizing this liquidity to fund our solid loan pipelines across our footprint.

Again, we have grown loans now for 6 consecutive quarters, with the annual growth rate of 7.8% well in line with our historical averages of high single digits. We understand that the majority of the growth has occurred in the Columbus market and in the commercial real estate product line. However, even with the impact of that somewhat lopsided growth over the past 4 to 5 quarters, Columbus represents just 40% of our loan balances, and CRE is now less than half of our total outstandings. Additionally, CRE is in our loan portfolio and contributes and constitutes just 203% of regulatory capital, which is well below peer and well within regulatory benchmarks.

Expanding relationships or more scope. Our focus on relationship banking continues to guide how we serve and grow our franchise. We remain committed to understanding the needs of our customers and delivering the right mix of products and services to support them through varied economic conditions. As part of that commitment, we've continued to refine and expand our hybrid office model that combines personalized end market service with flexible digital and remote engagement. This approach has strengthened the connectivity with clients while helping to enhance efficiency across our footprint. We remain dedicated to this model in our new markets of Angola, Indiana and soon to be Napoleon, Ohio and have begun retrofitting several of our existing offices to better align resources with current levels of activity.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	5

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

As we disclosed in prior quarters, our markets have experienced disruption from mergers and acquisitions. We have been opportunistic in pursuing clients of the disrupted competitors. But most importantly, we've been able to add depth to our business development teams and in our urban markets and in our agricultural lending business line. All of these changes have been part of a concerted effort to be present and available in each of our communities.

There is still a significant level of business activity in our legacy markets, and as client rub heightens, we feel we are well positioned to leverage our Main Street banking model with newly acquired talent to drive our acquisition of both loans and deposits higher. Referrals remain a key element on our quest to deepen existing client relationships. Year-to-date, we have now initiated over 1,100 referrals to business partners, with 557 closing for approximately $62 million in additional business for our company.

Operational excellence. A major focus for us throughout this year has been the acquisition and integration of Marblehead clients, employees and community. We achieved the financial close of the transaction 5 months after announcement and customer conversion 9 months after the financial close. Despite the speed of those transitions, we have had little to no customer attrition, and the client- facing staff are here today, taking care of their long-term clients. Our integration team has built a process and structure that will allow us to compete and complete future transactions quickly and efficiently.

As we indicated last quarter, we believe that agricultural lending opportunities have begun to expand in our markets. In fact, we recently added another experienced lender in the ag production sector and will undoubtedly allow us to solicit a number of well- established ag production relationships across the Tri-State region. Our balances have been steady at $65 million for some time, but our commitment and renewed emphasis are intended to deliver us a $100 million portfolio a year from now.

Finally, asset quality. We continue to review a high level of asset quality metrics, as with prior quarters. As I mentioned, charge-offs fell to 0 basis points from just 2 basis points in the second quarter. Nonperforming assets totaled $4.9 million. We remain focused on maintaining our strong asset quality, as demonstrated by the continued management of our criticized and classified loans, which stood at $5.8 million, down from $7.2 million in the linked quarter. Our allowance for credit losses remained robust at 1.44% of total loans, now providing 345% coverage of nonperforming assets.

We did make real tangible progress to reduce nonperforming loans this quarter, but we still have room for improvement. In fact, our top quartile performing peer group has been consistently 10 to 15 basis points lower than us on this ratio. We do feel that we have additional opportunities to reduce it further and are targeting 25 basis point level of NPAs in the coming quarters.

Now I'll turn it over -- the call to Tony for additional comments on our quarterly performance. Tony?

Anthony V. Cosentino

Executive VP & CFO

Thanks, Mark. Good morning, everyone. Let me outline some additional highlights and details of our third quarter results. Starting with the income statement. In the third quarter, total operating revenue increased to $16.6 million, a 15.9% rise from the $14.3 million in the prior year and a 3% -- 3.5% decrease from the linked quarter. Net interest income growth was and has been the main driver, with it reaching $12.3 million in the quarter, up 21%.

Loan income topped $16 million for the second consecutive quarter, reflecting our higher level of outstandings and the contractual repricing of the portfolio. Loan yields in the quarter reached a new high of 5.95%, up 23 basis points, and as a direct result, pushed our earning asset yield up 18 basis points to 5.31%. Year-to-date ROA was 90 basis points, up 17%, with our pretax preprovision ROA at 1.29%, a 28 basis point improvement over the 2024 third quarter year-to-date performance.

Despite the growth in the balance sheet and the need to fund our earning asset growth, funding costs have been very stable. Total interest expense for the quarter of $6.5 million was up just $113,000 or less than 2% from the prior year. Our year-to-date interest expense is up $430,000 on a dollar basis, comparing very favorably to the $7.1 million as interest income has risen year-to-date. Our rate on interest-bearing liabilities was 2.33% for the quarter, down 19 basis points from the prior year as the impact of Marblehead's lower-cost deposits and organic deposit growth in a number of our markets has held down funding costs. We believe that this quarter will likely represent the low point on funding costs, as well as the peak in our net interest margin of 3.48%. We do have several more quarters of asset repricing, and we will continue to roll off bond balances into higher-yielding assets, but funding costs will likely rise to offset that margin appreciation.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	6

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

As has been the case for most of the last 2 years, fee income has been fairly consistent at between $4 million and $5 million per quarter. With the level of our margin revenue increasing substantially, the fee income to total revenue percentage has trended down from our historical averages to the now mid- to high 20 percentile range. This quarter, we had a higher OMSR impairment, given the improvement in rates, which was more than offset by the increase in our equity from the lower AOCI level.

Total mortgage banking contribution this quarter of nearly $1.5 million was higher compared to the third quarter of 2024 by over 10%. We continue to utilize the hedging program, which allows us to not only maximize gain potential, but also minimize our rate exposure with an expanding pipeline. The gain on sale yield thus far in 2025 is 2.08%, slightly down from 2024. The sale percentage this quarter of nearly 100% has increased our year-to-date originated sale percentage now to 88%.

Operating expenses, as Mark commented, continue to be well controlled as they were down from the linked quarter by 3% and are up from the prior year by just $500,000 or 4.5%. This sub-point -- sub-5% growth level includes all of the operating costs for Marblehead fully integrated into our current environment. We've increased total headcount by just 5 from the prior year as we have made structural changes in mortgage and support to offset the new additions for Marblehead and for our lending staff.

Now let's review the balance sheet. Mark touched on our growth metrics for both loans and deposits, which have been critical to our earnings expansion this year. Looking into 2026, we expect that we will deliver another high single-digit level of loan growth, which we intend to fund with bond portfolio runoff, 4% to 5% deposit growth and supplemented by targeted wholesale borrowings that complement our current balance sheet structure.

We have not been a large player in the wholesale market, as our stable deposit franchise has been able to deliver the funding needs for us to self-fund our asset growth. We currently have just $35 million of wholesale borrowings with an average coupon in the low 4s. All of our liquidity ratios are currently well within policy, and we have immediate access to over $190 million in FHLB capacity, with nearly $500 million in total contingent funding options. Our loan-to-deposit ratio remained consistent to the linked quarter at 88%. We believe that the low to mid-90s is a target level for this ratio that will balance profitability with liquidity risk. Given the stable nature of our deposit franchise with an average account balance of roughly $22,000, our deposit betas are very predictable and allow us to rely upon that funding base moving forward.

On capital management, during the quarter, we repurchased 101,000 shares at an average price of just under $20, roughly 115% of tangible book and 95% of tangible book adjusted for AOCI. We have now bought back nearly 252,000 shares this year for $4.5 million using 45% of our earnings. As Mark mentioned, tangible book value per share was up from the linked quarter by $0.77, driven by a $2.1 million benefit on AOCI, higher earnings and a reduction in share count from the buyback.

And lastly, asset quality. Total delinquencies were slightly lower than the linked quarter at 45 basis points, with the bulk of the reduction in the 90-plus day category. Since the prior year, total delinquent loans are down $1.7 million. And total classified loans were also well down from the prior year by nearly $1.3 million or 21%. Our allowance for credit losses increased 1 basis point, but remained consistent with portfolio trends and in line with recent quarterly loss rates. Given the general improvement in our CECL metrics and the improvement in NPLs this quarter and what potentially will be upgraded in the near term, it is more than likely that this is the high end of our reserve level going forward.

I will now turn the call back over to Mark.

Mark A. Klein

Chairman, President & CEO

Thank you, Tony. We remain very encouraged by our potential to deliver a strong performance in the last quarter and full year for 2025. Anticipated further reductions by the Federal Reserve, potentially expanding mortgage volume, coupled with a larger balance sheet and higher margin, should provide the tailwind we expect as we close out the final quarter. We continue to see strong loan pipelines, and the new lenders we have added to our team are anxious to deliver new loan and deposit relationships.

We announced a dividend last week of $0.155 per share, equating to a 3.1% yield and just 24% of our earnings. This will complete our 13th consecutive year of increasing our annual dividend payout to our shareholders.

Now we'll open the call up for any questions. Sarah?

Sarah S. Mekus

The State Bank and Trust Company

Jamie, we are now ready for questions.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	7

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Question and Answer

Operator

[Operator Instructions] And our first question comes from Brian Martin from Janney Montgomery.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Thanks for the update there. Just -- Mark, maybe just -- can you -- whomever, I guess, just on the loan growth, can you just talk about -- it sounds like, Mark, your last comments about maybe some recent hires, I don't know if they're recent or just someone you're talking about over the last 6 to 12 months you've hired. But just the pipeline and the hires, it sounds like the ag will be a little bit of a focus here given the new addition there, but just how we think about the growth -- the pipelines and the growth in the next 6 to 12 months? And particularly, I guess, maybe just geographically, it sounds like there's good growth everywhere, but maybe a little bit more in ag here in the short term?

Mark A. Klein

Chairman, President & CEO

Yes. As you know, and as I indicated, we hired a new seasoned ag lender from a competitor that has gone through some M&A. And that individual managed over a $100 million portfolio. So we're clearly expecting some opportunities there given the disruption in the landscape and the opportunities there. We've also replaced an individual in the northern market with a seasoned individual that has been with some larger banks that clearly managed a larger portfolio as well. So those are a couple of areas that we are pretty optimistic about.

And then we've also certainly continued to have good traction from the Columbus, Ohio market under the leadership of Adam Gressel and the 2 lenders that we have in that market. And as I mentioned, CRE continues to be the focus, but C&I still is on our radar in all of our markets. Steve Walz can give a little bit of color on growth in the other markets we have. Steve, which has been a little more limited?

Steven A. Walz

Executive VP & Chief Lending Officer

Sure. Yes. Thanks, Mark. Yes, Brian, I think you heard discussion in the comments about our expectations about ag and what can be delivered there. We do certainly expect that addition to aid our, call them, legacy markets that have been certainly flatter growth. That being said, it doesn't change our expectation that Columbus will continue to deliver high levels of growth, but also, those other growing more urban markets, we do expect to play along as well. So while we certainly expect a little pickup in ag, we do have expectations broadly that the additions we made will enter to our benefit broadly.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And can you -- I guess, how is the pipeline of kind of unfunded commitments as far as those funding up here? I guess, is there still a pretty healthy balance of what you guys expect to fund up there that's kind of already booked and just kind of waiting to be funded?

Steven A. Walz

Executive VP & Chief Lending Officer

There is -- there remains a number of dollars in unfunded commitments. We continue to replace some of those dollars as they roll, obviously, into the permanent loan structure. We continue to grow in that area as well. And we expect, certainly over the next 6 to 12 months and end of this quarter as well, to continue to kind of hold serve with where we've been on our growth rate, Brian.

Mark A. Klein

Chairman, President & CEO

Tony, any additional color on the pipeline?

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	8

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Anthony V. Cosentino

Executive VP & CFO

Yes. I think as Steve and Mark mentioned, we probably have $40 million of unused line commitments that we think we'll fund in, call it, the next 6 to 12 months. I think most of our lending that's been commercial real estate, especially in the Columbus market, has probably been shorter term, kind of 3-year type transaction. So we're probably 1 year into that process. So we feel like there's still significant potential there to expand that.

I would think Q4, we're probably going to do similar growth level that we did in Q3, call it, $15 million to $20 million of growth. And our initial expectations is kind of the $80 million to $100 million 2026 number. And call that 40% funded by things that we've already booked. And 60% from new activity, I guess, if I'd lay it out at a high level.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. Yes. And Tony, I guess maybe can you talk about the ability -- I heard your comments on the margin, but just -- I know you still have a fair amount of liquidity, but you also talked about growing deposits and potentially using some borrowings. Just frame up, I mean, I guess, the loan growth here in the next 6 to 12 months in terms of how you fund that? I guess, is it primarily going to come from the liquidity? Or I guess, is that not the case? Just trying to get if you work that down because it feels like if you work that down a little bit, it probably helps the margin a little bit. But again, you also talked about the competitiveness. So I don't know, just -- how you can frame up the margin outlook and just the utilization of that liquidity?

Anthony V. Cosentino

Executive VP & CFO

Yes. I mean in a perfect world, let's say we've got $50 million to $75 million of available liquidity today that we're investing overnight. If I didn't think there was going to be a significant increase in the competitive nature of deposits, I think we turn that $50 million to $75 million immediately into our loan pipeline, which we'll probably call that a 300 basis point improvement of what we're earning today. And I'm just kind of -- believe on the ground, from what I've seen, that funding costs and competition is going to get tougher.

So I really think -- we've had a very stable deposit base that -- there's no but there -- but I do think that there's going to be some pretty good competitive offerings from competition in the early part of 2026. And I think our customers will be subject to some of that desire and emphasis about potentially wanting higher rates, which concerns me a little bit that will squeeze our margin. But if I think we can hold where we are and just use that $75 million, then I do think margins will increase from where they are today.

Mark A. Klein

Chairman, President & CEO

Well, unfortunately, Tony, the runoff and the amortization in the securities portfolio certainly add some inertia and some backwind as well.

Anthony V. Cosentino

Executive VP & CFO

Yes.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Okay. And so just big picture. And broadly, Tony, given the competitive pickup here, I guess if your margin peaks this quarter, I guess, do you just see it kind of being just a little downward drift given the factors you've kind of outlined there? It doesn't seem like there's a big shift lower, it doesn't seem like it's going a lot higher. It's like more of the offset with some of the -- your repricing that you're going to have. And then just being offset by maybe the competitive factors a bit. Is that kind of how to think about it?

Anthony V. Cosentino

Executive VP & CFO

Yes. Because I do think -- yes. I do think 3.5% is a good solid margin level for us given our asset size and given where we are. I think we're probably going to hold that margin level throughout 2026 because we're going to have repricing on the asset portfolio, bond roll off that will be higher. Reuse of liquidity, that will be a higher number. And a little bit of headwind from funding costs, potentially.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	9

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

But if we have fairly dramatic rate decreases in the short term, our prime-based, call it, every 25 basis points cost us, call it, $350,000 on an annualized basis from kind of our prime-based HELOCs, et cetera, we probably got 75 basis points of move before we hit our floors. So we're kind of in that window of how you recover from that if it's a fairly rapid decline in Fed rates.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. That's helpful. And just -- that's fine. I think that was it on that. And then how about just in terms of the credit quality, it sounds as though there's opportunity, this is kind of the peak on the reserve coverage. I guess, can you just kind of frame up, I mean, I guess, if credit quality holds and there's no big -- and you do see a little improvement here, it sounds like there's some potential improvement. Maybe just frame up what that improvement could look like and just where you're thinking on reserve coverage over time as you kind of continue to bring that -- the credit numbers down a little bit more.

Anthony V. Cosentino

Executive VP & CFO

Yes. I mean, happy to start. I do think we probably have got, call it, $500,000 to $1 million of current nonperforming that we think we have a better than average chance that we're going to be able to either upgrade or get those paid off in the next, call it, 6 months. And then I think that will be as we talked about kind of that 25 basis point level of NPAs, which I think is probably the low point that we'll see.

So I think that adds some downward pressure in the current world of CECL about where our reserve is. If you look at any comparison we have relative to peer or relative to where we are, our reserve level at 1.44% is at the high end, which is fantastic. But I do think we're going to have some pressure that potentially, we're not going to take reserve back, but we may not be putting as much in as we have this year. I mean, we put in almost $1 million this year through 9 months. So a pretty strong level of provision we've set aside in what has been a great credit quality year.

Steven A. Walz

Executive VP & Chief Lending Officer

Yes, Brian, I'd just add. We've talked about it in prior quarters here. We've got a very robust loan review process and have been confident that we understand where the weaknesses are. So the pace of improving that ratio has been a function of the time it takes to get controlled collateral, in some instances, just being a little longer than we expected. It's not really a result of, well, 1 troubled credit fell off and was replaced by another. Again, we remain confident. We know our portfolio well. It's really just been the pace at which we thought we could clean some of those up that has frustrated us.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. No, understood. And that reserve ratio, Tony, I mean, maybe it gets down to the 1.25%, 1.30% type of level. Is that where we -- over time, you could see it go as things progress? Or is that -- do you have kind of a target as far as where you're thinking that ends up down the road?

Mark A. Klein

Chairman, President & CEO

Well, before Tony answers, I got to tell you, Brian, that he and I are kind of bookends on that strategy. If we grow $150 million or $200 million, I can see it going down to that, but I don't see it going down to that just because we have charge-offs or less in reserve. This is not going to happen. I think more is always better in that arena.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes, totally agree.

Anthony V. Cosentino

Executive VP & CFO

Yes -- I would say -- I worry less about the percentage than kind of the full dollar amount. I would guess if we're here next time -- this time next year, we're probably in the range of, call it, $16 million on a reserve level from our $15.3 million that we're at today. And then where that reserve percentage is, if we grow $80 million to $100 million, it's probably at 1.39%, 1.40%, something like that. So it's not terribly out. But our coverage of NPAs at that point, if we get to where we think we are, is probably over [ 0.40% ]. So we feel pretty good about where it is.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	10

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. That makes sense. I mean, you guys have done a great job on credit. And like you said, the reserves are, as Mark said, bigger or stronger. Or better is -- bigger is always better, but certainly, you have to understand modeling as well and what the credit picture looks like. But okay.

And then maybe just one of the last two here, just on the expense outlook. Can you talk about kind of where we're at today? I guess, I know that could change a lot with mortgage production and whatnot. There's some volatility with that. But you guys have done a great job on the expense side and just kind of trying to get my arms around what that looks like in the coming quarters, just next 12 months, however you want to frame it up, just kind of the trajectory from kind of the current expense run rate, how should we think about it?

Mark A. Klein

Chairman, President & CEO

Brian, just a couple of comments, and Tony can certainly clean this up. But as you well know, technology has become a big factor in the expense side. And we continue to work hard to remain relevant in that space, but that certainly is going to continue to accelerate on into the next foreseeable future.

And then obviously, from a people perspective, we're seeing a lot of pressure, if you will, in various markets to identify and attract the talent that we need. So pressure is clearly on the expense side, which certainly adds fuel to the fire when we talk about a balance sheet expansion and stabilized or widening margins. But it's going to get a little more difficult as we move forward, which, again, is so critical to expand the balance sheet. And Tony, I know you probably have some additional ideas on that?

Anthony V. Cosentino

Executive VP & CFO

Yes. I mean, I think Q4, we did $11.5 million in total expense in Q3. I think Q4 will be in a similar number. I do think mortgage volume will be up, call it, 15% versus where it was in the linked quarter, probably somewhere around $80 million. So that will drive a little bit higher expense. But call it, $11.5 million in Q4, which would give us, call it, $46 million and some change for all of 2025.

I mean, I hate to say I feel good about where expenses are, but I do. I mean, we've added some staff and some things, but we made some structural changes on support in mortgage. And we continue to find those kind of opportunities of people doing more jobs, kind of linking things together and doing some of those kind of things. I do think our hybrid strategy on branches will allow us to retrofit some that will reduce some headcount. So I feel pretty good that a 3% or 4% pace in 2026 is -- would be okay at this point.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. Yes, it makes sense. The -- like you say, the hybrid and some of the other -- like what you've done on the mortgage side has really helped. And we'll see what happens with the volume, which is kind of maybe the last thing I want to ask, Tony, just -- or Mark, just in terms of Mark's comment about the 30-year being below 6 and really no refinancing done this year. I guess, how do you think about just the mortgage volume for next year? I mean, I think if you -- I don't know what -- I guess you could talk a little bit about fourth quarter, that's front and center. But just in terms of what you're thinking in terms of where rates are today and the people you have on the ground, what should be kind of big picture outlook?

Mark A. Klein

Chairman, President & CEO

Well, as you know, Brian, we're geared up for and structured for that $450 million to $500 million number that we've talked about forever. We're still structured like that. We've improved marginally, but we're looking for a sub-6, much like everyone is looking for a sub-6 and something with that 5.5 kind of a number or 5.25 would be a great boost to that level of volume.

But this year certainly has been better than the one before, but we have the capacity and 23 different producers that are highly incented to find additional volume. I would certainly like to think that we would get -- Tony's got his number, I'm sure, but I certainly like to think we get back into the 400 range as rates decline, particularly in the 10-year. Now I know it bumped back up here recently, but that would be a welcome boost to our earnings, if you will, if we could get something in that 5 range. Comments, Tony?

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	11

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Anthony V. Cosentino

Executive VP & CFO

Yes, I think, like I said, we'll likely do $80 million in the fourth quarter, which will be a nice solid improvement from the $68 million we did this quarter. I do think mortgage volume will tend higher. We're now in, call it, the fourth year of this kind of tough rate environment, and there becomes a point where you do have a kind of a backlog of things. I looked at a pipeline this morning of $37 million. And there were an awful lot of refinances on there, probably, call it, $12 million of that, so about 30%, which would be a big number.

So you get this initial move when you get the rate below 6. And then I think if you see that for an extended period, you might get back to a 20% refinance level. And if that's the case, then I think the $320 million to $350 million range is probably pretty solid. And you have an outside chance to get to the kind of a 4 handle in 2026. We'll see how this quarter goes.

Mark A. Klein

Chairman, President & CEO

Just short of my number, 400. Optimistic CEO.

Anthony V. Cosentino

Executive VP & CFO

Round up to the 4 handle.

Mark A. Klein

Chairman, President & CEO

Something north of 4. How about that, Brian?

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

There you go. I want to ask for best on rates because that will drive a lot of it, too. So -- and I guess everything good with the Marblehead transaction in terms of the integration. I guess, no -- I guess, Mark, you talked a little bit about the opportunity. Anything you're seeing in that market that is something we should hear about in terms of any initiatives you've got there? I know if there's opportunity there, but just trying to frame up if the integration went well. And those cost savings are all, I guess, effectively in the numbers now in terms of when we look at next quarter?

Mark A. Klein

Chairman, President & CEO

Yes, they generally had a smaller staff, and we're getting back in the game up there. They were basically on the sidelines for at least a couple of years, given their capital position. So we got some work to do. But clearly, there's opportunities up there, and we intend to pursue those. The staff that was there is still there. And we're leveraging that brand that's 117-plus years old into ours. So we have high expectations.

And that, coupled with -- wasn't your question, but you couple that with the new market we're going into in Henry County that collectively has, as I mentioned, $800 million in deposits there that -- strangely enough, $700 million of that $800 million rested in community banks. That I would say below $2 billion, $3 billion, now it's like $300 million. So there's a lot of deposits that have gone to regional players, and our intent is to pursue those aggressively. So everything to the north and a little to the east, I guess, of us, which would be the Henry County thing is where our focus is going to be, in addition to that Columbus market that we all know is on fire.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. And I guess in terms of capital, balancing potential, M&A versus the continued repurchase of shares, what's the mindset today in terms of how you're thinking about that, how we should think about it in the coming quarters?

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	12

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Anthony V. Cosentino

Executive VP & CFO

Yes. I think we're getting to the point, obviously, our dividend -- shareholder dividend is going to be above $4 million next year, based upon where we are. So that's getting to be meaningful. We obviously are fine on a regulatory capital basis, but I would say we're probably going to probably slow down the buyback a little bit just so we can retain a little bit of capital for potential transactions if they come together, although we still have a tremendous amount of excess earnings. Obviously, our debt reprices next year, midyear. So we've got some things we got to think about there, whether we refinance or expand or do some things there. So I think on the capital front, we have a lot of opportunities and options as we sit today.

Operator

[Operator Instructions] And as showing no questions at this time, we will end today's question-and-answer session. I'd like to turn the floor back over to management for any closing remarks.

Mark A. Klein

Chairman, President & CEO

Once again, thank you for joining us this morning, and we certainly look forward to bringing you up to date on our full year results in January. Thanks for joining. Goodbye.

Operator

And with that, ladies and gentlemen, we'll conclude today's conference call and presentation. We do thank you for joining. You may now disconnect your lines.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	13

SB FINANCIAL GROUP, INC. FQ3 2025 EARNINGS CALL OCT 31, 2025

Copyright © 2025 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees. © 2025 S&P Global Market Intelligence.

Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence	14